Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of July 20, 2012, by and between JP Energy Crude Oil Services, LLC, a Delaware limited liability company (“JP Crude”), Falco Energy Transportation, LLC, a Delaware limited liability company (“Falco” and together with JP Crude, the “Company”), and C. Scott Smith (the “Employee”).

WHEREAS, pursuant to this Agreement, the Employee shall be employed by the Company in a confidential and fiduciary relationship, and Confidential Information (as defined in Section 7.A. hereof) will necessarily be provided to, communicated to, or acquired by Employee by virtue of his employment with the Company.

NOW THEREFORE, based upon the above, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company in accordance with the following terms and conditions.

1.                                      Term. This Agreement shall become effective as of the date hereof (the “Effective Date”) and, subject to the provisions of Section 6 below, shall have a term that continues through and including the thirty six (36) month anniversary of the Effective Date (the “Term”) unless earlier terminated in accordance with this Agreement. The period beginning on the Effective Date and ending on the twelve (12) month anniversary of the Effective Date is referred to herein as the “Initial Period.”

2.                                      Employment After the Term. The Company and the Employee expect that the Employee will continue to be employed by the Company after the Term on an at-will basis on such terms and conditions as the Company and the Employee may then agree, provided that Sections 7-18 of this Agreement shall survive the expiration of the Term, regardless of whether the other provisions of this Agreement remain in effect and regardless of whether any termination of the Employee’s employment is effected pursuant to this Agreement.

3.                                      Duties and Responsibilities. During the Term of this Agreement, the Employee shall serve as the Company’s Senior Vice President – Crude Oil Services. In addition, the Employee shall serve as the President of Falco, a wholly owned subsidiary of the Company. The Employee shall have those responsibilities ordinarily consistent with his position and those other responsibilities that may be assigned to him from time to time by the Company, including but not limited to those set forth on Exhibit A attached hereto. The Employee agrees to devote his full business time, energy and ability to the performance of his duties and responsibilities under this Agreement, and shall not pursue any other business activity of any type that would materially interfere with his performance of his duties under this Agreement. For the purpose of assisting the Employee in the performance of his job requirements and responsibilities, the Company shall provide the Employee, during the Term of this Agreement, sufficient material resources to enable him to perform his duties and responsibilities in the most effective and efficient manner, including but not limited to the following: office space, support staff, equipment and technology acceptable to the Employee.

4.                                      Place of Employment. The Employee shall perform his duties and responsibilities under this Agreement at the Company’s offices at Shreveport, Louisiana.

5.                                      Compensation and Benefits. The Company shall pay the following compensation and benefits to the Employee for all services rendered by the Employee under this Agreement:

A.                                    Base Salary and Bonus. Subject to the terms and conditions set forth herein, including Section 6, the Company will pay the Employee:

(i)                                     A base salary at the annual rate of $300,000 (prorated for the portion of the year that the Employee is employed by the Company), which amount shall be paid in equal installments at the Company’s regular payroll intervals. Any increase to the Employee’s base salary will be determined by the Company based on merit pursuant to the Company’s standard merit review process.

(ii)                                  The Employee will be eligible to receive an annual performance bonus (prorated for the portion of the year that the Employee is employed by the Company) in accordance with the Company’s bonus plan. The actual amount of such bonus and the performance criteria for each calendar year will be determined by the Company in its sole discretion.

B.                                    Benefits. The Employee shall be eligible to participate in all vacation, group health, dental, life, 401(k), profit sharing and other insurance and/or benefit plans that the Company may offer to its employees from time to time and on the same terms as offered to other employees as in effect on and after the Effective Date. Notwithstanding the previous sentence, the Employee shall automatically accrue 80 hours of paid time off as of the Effective Date.

C.                                    Business Expenses. During the Term, the Company shall reimburse the Employee for all reasonable and approved expenses incurred by him for travel, lodging and food in performing his duties and responsibilities under this Agreement, provided that the Employee submits documentation of such expenses in a form acceptable to the Company.

6.                                      Termination. The Company and the Employee shall be free to terminate this Agreement and the Employee’s employment hereunder as follows:

A.                                    Termination by the Company for Cause. The Company shall have the right to terminate for “Cause” immediately. For purposes of this Agreement, “Cause” shall mean (i) the Employee’s fraud, embezzlement or theft against the Company or any of its affiliates, (ii) the Employee’s material violation of the Company’s corporate policies or code of ethics, (iii) the Employee’s acts involving gross negligence, moral turpitude, dishonesty or fraud, or that in the good faith opinion of the Company may cause a material harm to the Company or any of its affiliates, (iv) the Employee’s unauthorized disclosure or misuse of any trade secrets or confidential information of the Company or any of its affiliates, (v) material nonperformance by the Employee of his duties hereunder and failure to remedy such nonperformance within ten (10) days following written notice from the Company specifically identifying the nonperformance and the actions required to cure it, provided that the Employee shall not be permitted to cure repeated failures, (vi) willful misconduct by the Employee that is intended to, or reasonably likely to, in the good faith judgment of the Company, materially injure the business, prospects, or reputation of the Company or its affiliates and failure to remedy such misconduct within ten (10) days following written notice from the Company specifically identifying the misconduct and the actions required to cure it (if such misconduct can be cured), provided that the Employee shall not be permitted to cure repeated failures, or (vii) breach of a duty of loyalty or duty of care owed to the Company or any of the material terms or provisions of this Agreement and failure to remedy such breach within ten (10) days following written notice from the Company specifically identifying the breach and the actions required to cure it (if such breach can be cured), provided that the Employee shall not be permitted to cure repeated failures. For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given by the managers of the Company or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company, which presumption can be rebutted by the Company. Notwithstanding any other provision of this Agreement, in the event of a termination pursuant to this Section, the Company shall only be obligated to pay the Employee within thirty (30) days after the date of the Employee’s termination of employment (a) his base salary through the date of termination, (b) reimbursement for reimbursable business expenses incurred prior to the date of termination, and (c) such other benefits and payments, as set forth in Section 5 above, to which the Employee may be entitled by law or pursuant to the benefit plans of the Company then in effect (the amounts described in clauses (a)-(c), the “Accrued Obligations”). Notwithstanding the foregoing, any payment to which the Employee may be entitled pursuant to the benefit plans of the Company then in effect shall be paid at the time and in the form specified in such benefit plans. For the avoidance of doubt, in the event of a termination under this Section 6.A., the Employee shall not be entitled to any other payments under this Agreement, except as set forth in the two immediately preceding sentences.

B.                                    Disability. The Company shall have the right to terminate in the event that the Employee shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and the Employee or his personal representative(s)) from substantially performing his duties and responsibilities hereunder for one or more periods totaling one hundred twenty (120) days in any twelve (12) month period. In the event of a termination pursuant to this Section, the Company shall pay the Employee, as severance pay, on the thirtieth (30th) day following termination of employment, an amount equal to his base salary that would have been paid through the end of the second (2nd) month following the termination, after which time the Employee’s right (if any) to receive income continuation shall be determined solely in accordance with the terms and conditions of the Company’s disability plans and/or any other compensation and benefit plans then in effect. For the avoidance of doubt, in the event of a termination under this Section 6.B., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence, which such payments shall be made by the Company to the Employee within thirty (30) days of termination pursuant to this Section.

C.                                    Death. In the event of a termination by reason of the Employee’s death, the Company shall pay to the Employee’s estate, designated beneficiary or legal representative all compensation set forth in Section 5 above, earned or accrued through the end of the month in which his death occurs. For the avoidance of doubt, in the event of a termination under this Section 6.C., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence. All payments made by the pursuant to this Section shall be made within thirty (30) days of death of the Employee.

D.                                    Termination by the Company other than for Disability, Death or Cause. The Company shall have the right to terminate, other than for Cause, disability or death, upon thirty (30) days prior written notice to the Employee (or may terminate immediately and pay the Employee’s base salary for such 30 days in a lump sum on the 30th day following termination, subject to Employee’s execution and nonrevocation of a release of claims as described below). In the event of a termination pursuant to this Section, in addition to any other payments or benefits to which the Employee may be entitled under the Company’s benefit plans then in effect, the Company shall pay to the Employee (i) all compensation as set forth in Section 5 above through the date of termination, and (ii) provided that the Employee executes within twenty one (21) days after termination of employment and does not revoke a general release of claims against the Company and its affiliates, equityholders, officers, directors, agents and employees as to employment, benefits and compensation related claims, in a form acceptable to the Company, on the thirtieth (30th) day following termination of employment, an amount in cash, payable in one (1) lump sum, equal to the sum of (i) six (6) months of the Employee’s base salary as of the date of termination and (ii) if and only if the termination occurs during the Initial Period, the number of months of the Employee’s base salary as of the date of termination that is equal to the number of months remaining in the Initial Period at the time of the termination. For the avoidance of doubt, in the event of a termination under this Section 6.D., the Employee shall not be entitled to any other payments under this

Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence, which such payments shall be made by the Company to the Employee within thirty (30) days of termination pursuant to this Section.

E.                                     Termination by the Employee for Good Reason. The Employee shall have the right to terminate for “Good Reason” upon thirty (30) days’ prior written notice. For purposes of this Agreement, “Good Reason” shall mean (i) the Company’s material breach of its obligations under this Agreement, including, without limitation, its obligation to pay salary to the Employee, (ii) a material diminution in the Employee’s job title or job description as set forth on Exhibit A or (iii) a change in the location where the Employee is required to perform his duties and responsibilities which exceeds 50 miles from the location specified in Section 4 hereof. The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Employee does not terminate his employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds. Employee may not resign Employee’s employment for Good Reason unless (A) Employee gives the Company written notice of his objection to any event set forth above within thirty (30) days following such event, (B) such event is not corrected, in all material respects, by the Company within thirty (30) days following its receipt of such notice and (C) Employee resigns his employment with Company not more than thirty (30) days following the expiration of the 30-day correction period described in the foregoing subclause (B). In the event of a termination pursuant to this Section, in addition to any other payments or benefits to which the Employee may be entitled under the Company’s benefit plans then in effect, the Company shall pay to the Employee (i) his base salary through the date of termination, and (ii) provided that the Employee executes within twenty-one (21) days after termination of employment and does not revoke a general release of claims against the Company and its affiliates, equityholders officers, directors, agents and employees as to employment, benefits and compensation related claims, in a form acceptable to the Company, and otherwise complies with the terms of this Section 6.E., on the thirtieth (30th) day following termination of employment, an amount in cash, payable in one (1) lump sum, equal to the sum of (i) six (6) months of the Employee’s base salary as of the date of termination and (ii) if and only if the termination occurs during the Initial Period, the number of months of the Employee’s base salary as of the date of termination that is equal to the number of months remaining in the Initial Period at the time of the termination. For the avoidance of doubt, in the event of a termination under this Section 6.E., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence, which such payments shall be made by the Company to the Employee within thirty (30) days of termination pursuant to this Section.

F.                                      Termination by the Employee other than for Good Reason. The Employee shall have the right to terminate for any reason other than for Good Reason by providing thirty (30) days’ prior written notice to the Company; provided that the Company may then terminate the Employee immediately. For the avoidance of doubt, in the event of a termination under this Section 6.F., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations, which such payments shall be made by the Company to the Employee within thirty (30) days of termination pursuant to this Section.

7.                                      Restrictive Covenants and Inventions.

A.                                    Confidential Information. For the purpose of assisting the Employee in performance of his job requirements and responsibilities with the Company, the Company shall provide the Employee, during the Term of this Agreement, with some or all of the following, any and all of which constitute confidential information of the Company and its affiliates (collectively the “Confidential Information”): (a) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, proprietary technologies, systems, structures, architectures, processes, improvements, devices, know-how, discoveries, concepts, methods and information of the Company and its affiliates and any other information, however documented, of the Company and its affiliates that is a trade secret under applicable law; (b) any and all information concerning the business and affairs of the Company and its affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers personnel training and techniques and materials, and purchasing methods and techniques) however documented; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company and its affiliates containing or based, in whole or in part, upon any information included in the foregoing. The Employee acknowledges that he will occupy a position of trust and confidence with the Company during the Term of this Agreement and that he will during the Term of this Agreement have access to and become familiar with such Confidential Information.

Both during and after termination of employment, whether such termination is voluntary or involuntary, the Employee hereby agrees not to disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of the Employee, without the Company’s prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of any action by the Employee. Notwithstanding the foregoing, if the Employee becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, the Employee may make such disclosure only to the extent so required. The Employee will, as promptly as possible and in any event (if permitted by law) prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company, at the expense of the Company, in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.

The Employee agrees to deliver to the Company at the time his employment under this Agreement terminates for any reason, and at any other time the Company may request, all documents, memoranda, notes, plans, records, reports and other documentation (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that the Employee may then possess or have under his control in transferable form.

B.                                    Noncompetition. For the period during which the Employee is employed with the Company or its affiliates and for two (2) years following the Employee’s termination under the circumstances described Sections 6.A., 6.B., 6.C., 6.D., 6.E. or 6.F of this Agreement, the Employee shall not, without the prior written consent of the Company, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, employee, stockholder, consultant, programmer, owner, investor, partner or in any other manner whatsoever (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed five percent (5%) of the outstanding shares so listed), directly or indirectly, knowingly (a) engage in the Business in the geographic area within a 50-mile radius of those areas where the Company or its affiliates conducts any portion of the Business (which geographic area shall be determined as of the date of the Employee’s termination with respect to the application of this Section 7.B. following such termination date), (b) solicit such Business from, or provide such services to, any of the customers or accounts of the Company or any of its affiliates or subsidiaries, or (c) become an employee of, or otherwise render services to or on behalf of, any enterprise which competes in the Business. The “Business” shall mean the ownership and operation of crude oil and refined petroleum products terminaling facilities, the development, construction, ownership and operation of crude oil blending and bulk storage tanks, the construction of facilities for the transportation of crude oil and refined petroleum products, the transportation of crude oil and refined petroleum products by pipeline, rail or other means of transport and any other line of business in which the Company or its affiliates is engaged at the time of the Employee’s termination.

C.                                    Nonsolicitation. For the period during which the Employee is employed with the Company or its affiliates pursuant to this Agreement and for five (5) years following Employee’s termination pursuant to this Agreement, the Employee shall not, without the prior written consent of the Company, directly or indirectly, knowingly (a) induce or attempt to induce any employee or consultant of any of the Company, its subsidiaries and its affiliates (collectively, the “JP Energy Companies”), or any person who was employed by the JP Energy Companies at any time during the six (6) months prior to the Employee’s termination, to leave the employ or services of any of the JP Energy Companies, (b) in any way interfere with the relationship between any of the JP Energy Companies and any employee or consultant of any of the JP Energy Companies or any person who was employed by the JP Energy Companies at any time during the six (6) months prior to the Employee’s termination, (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of any of the JP Energy Companies or any person who was employed by the JP Energy Companies at any time during the six (6) months prior to the Employee’s termination or (d) in any way interfere with the relationship between any customer, supplier, licensee or business relation of any of the JP Energy Companies. Notwithstanding the foregoing, beginning on that date which is exactly two years following Employee’s termination pursuant to this Agreement, the Employee shall, without the prior written consent of the Company, directly or indirectly, be able to induce or attempt to induce any customer, supplier, licensee or business relation of any of the JP Energy Companies or its affiliates to cease doing business with any of the JP Energy Companies.

D.                                    Non-Disparagement. The Employee agrees that he will not during the Term of this Agreement or thereafter disparage the Company, or any of its respective affiliates, any of the products, practices or services of the Company or any of its respective affiliates, or any directors, officers, managers, employees, agents, representatives, equityholders or affiliates of the Company, either orally or in writing, at any time and the Company shall not and shall instruct members of the Board of Directors or Managers, as applicable, and the executive officers of the Company not to disparage the Employee, either orally or in writing, at any time; provided, that either party may confer in confidence with its legal representatives and make truthful statements as required by law or as required by any applicable rules of professional conduct.

E.                                     Enforcement. The Employee acknowledges that (a) the Business of the Company and its affiliates is regional in scope and may expand over time; (b) the products and services related to such Business may at any time be marketed throughout the United States; (c) the Business of the JP Energy Companies competes with other businesses that are or could be located in any part of the United States; (d) the provisions of this Section 7 are reasonable and necessary to protect and preserve the Company’s good will and Confidential Information; (e) this Section 7 is reasonable with respect to its duration, geographical area and scope; (f) the terms of this Section 7 are necessary to safeguard the Company’s Confidential Information; and (g) the Company would be irreparably damaged if the Employee were to breach this Section 7. In the event of a breach by the Employee of any covenant set forth in this Section 7, the term of such covenant with respect to the Employee will be extended by the period of the duration of such breach.

a.                                      The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

b.                                      The Employee agrees that irreparable damage might occur and that the Company might not have any adequate remedy at law in the event that any of the provisions of this Section 7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 7 and to seek to enforce specifically the terms and provisions of this Section 7 in any Federal court located in the State of Texas or in any Texas state court, this being in addition to any other remedy to which the Company is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal or state court located in Harris County, Texas in the event that any dispute arises out of this Section 7 for which an injunction is sought and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The Employee acknowledges that should it become necessary for the Company to file suit to seek an injunction or other equitable remedy to enforce the provisions contained in this Section 7, and any court of competent jurisdiction awards the Company any damages and/or an injunction due to the acts of the Employee, then the Company shall be entitled to recover its reasonable costs incurred in conducting the suit, including, but not limited to, reasonable attorneys’ fees and expenses.

F.                                      Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during Employee’s employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.                                      Assignment. This Agreement, and the rights and obligations of the Employee and the Company hereunder, shall inure to the benefit of and shall be binding upon the Employee, his heirs and representatives, and upon the Company and its successors and assigns. This Agreement may not be assigned by either party, except that the Company may assign this Agreement to any affiliate of or successor to the Company.

9.                                      Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with, and all disputes arising under or related to this Agreement shall be governed by, the laws of the State of Texas, and venue shall be in federal or state court located in Harris County, Texas.

10.                               Notices. All notices required by this Agreement shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, or by a nationally recognized overnight delivery service as follows:

A.                               If to the Employee:

At the address set forth under the Employee’s signature to this Agreement

B.                               If to the Company:

JP Energy GP II LLC

300 E. John Carpenter Freeway, Suite 800

Irving, Texas 75062

Attn: J. Patrick Barley

Fax: (972) 444-0320

with a copy to:

Latham & Watkins LLP

811 Main Street, 37th Floor

Houston, Texas 77002

Attn: Ryan Maierson

Fax: (713) 546-5401

or to such other address as the Employee or the Company, as applicable, shall specify in writing given in accordance with this section.

11.                               Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

12.                               Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No purported waiver hereunder shall be effective unless it is in writing and signed by the party waiving the breach or default hereunder.

13.                               Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the Employee, the Company with respect to the subject matter contained herein, and supersedes all prior agreements, arrangements and understandings between them, whether written or oral, relating to the subject matter hereof. This Agreement may be amended only by a written instrument signed by the Employee, an authorized representative of the Company and an authorized representative of the Partnership.

14.                               Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by the Employee and the Company.

16.                               Consultation with Counsel; No Representations.  The Employee agrees and acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that neither the Company nor the Partnership has made any representations, warranties, promises or inducements to him concerning the terms, enforceability or implications of this Agreement other than are as reflected in this Agreement.

17.                               Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.                               409A Compliance. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon the Employee’s termination of employment shall be payable only upon the Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following the Employee’s Separation from Service. Any installment payments that would have been made to the Employee during the sixty (60) day period immediately following the Employee’s Separation from Service but for the preceding sentence shall be paid to the Employee on the Company’s first regular payroll payment date occurring on or after the sixtieth (60th) day following the Employee’s Separation from Service (the “First Pay Date”) and the remaining payments shall be made as provided in this Agreement.

Notwithstanding anything in this Agreement to the contrary, if the Employee is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Employee’s benefits shall not be provided to the Employee prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to the Employee shall be paid to him no later than December 31 of the year following the year in which the expense was incurred. Provided that the Employee submits his reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

The Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first written above.

JP ENERGY CRUDE OIL SERVICES, LLC

By:	/s/ J. Patrick Barley
J. Patrick Barley
President and Chief Executive Officer

FALCO ENERGY TRANSPORTATION, LLC

By:	/s/ J. Patrick Barley
J. Patrick Barley
Chief Executive Officer

EMPLOYEE

/s/ C. Scott Smith
C. Scott Smith
4344 Richmond Avenue
Shreveport, Louisiana 71106

[Signature page to Employment Agreement]

EXHIBIT A TO EMPLOYMENT AGREEMENT

Job Summary

Employee shall manage the daily operations of Falco Energy Transportation, LLC and provide additional support services for JP Energy Crude Oil Services, LLC as requested from time to time.